Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of NeoPhotonics Corporation of our report dated March 15, 2013, except for the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is May 30, 2014 relating to the consolidated financial statements, which appears in its Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

December 19, 2014